Exhibit 10.1

September 18th, 2023

Dear Todd,

On behalf of Purple Innovation, LLC (“Purple” or the “Company”), it is my pleasure to extend to you this written offer outlining the mutually agreed upon terms of your employment. Key points for your employment and compensation include:

Position:

Your position will be Chief Financial Officer reporting to Rob DeMartini, Chief Executive Officer. It is anticipated that your start date will be the week of October 16th, 2023.

Base Wage:

Your base pay will be $600,000 annually, paid on a bi-weekly basis, less deductions required by law. Payable in accordance with normal payroll practices of the Company. This is an exempt position. As an exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked including any hours worked more than 40 in a workweek or overtime as otherwise defined by applicable state law.

Signing Bonus:

You will receive a signing bonus of $100,000 contingent upon your continued employment for two years. The first half of this bonus ($50,000) will be paid upon completion of 30 days of employment with Purple. The second half ($50,000) will be paid upon 6 months of employment with Purple. If you leave Purple by your own choice or are separated from Purple for cause within 24 months of the start date of your employment, you will be responsible for reimbursing the Company a prorated portion of the Signing Bonus.

Annual Bonus:

You will be eligible for an annual short-term cash bonus starting with the year 2024 in accordance with Purple’s short-term cash incentive plan for the applicable year. The bonus target is 75% of your annual base salary for C-Level Executives and the percentage is subject to adjustment, including accelerators, based on both the company’s and your performance as measured against metrics set by the board of directors and your supervisor for the year. Any such bonus will be paid annually in the following calendar year (for example, in 2025 for performance in 2024) after the Company files its annual Form 10-K with the SEC for the applicable year, so long as you continue to be employed and are in good standing on the payment date.

Equity:

As a C-Level Executive, you will be eligible to participate in the long-term equity incentive plan of the Company, as approved by the board of directors. Under the current plan, you will be eligible in this position to receive an equity award in the amount of 75% of your base salary at the time of an award, split between time-based RSU’s and performance-based PSU’s. You will be eligible to receive such awards beginning in 2024 at the same time and on the same conditions as other similarly situated employees. This plan may be changed by the board of directors and performance metrics are set by the board of directors for each award.

Inducement Grant:

In accordance with the prior approval of the board of directors, on the first day trading is allowed under the Company’s Insider Trading Policy on or after your start date, you will be given a one-time equity grant valued at $600,000 based on the market price of the Company’s Class A Common Stock as an inducement grant outside the Company’s 2017 Equity Incentive Plan in accordance with the NASDAQ inducement grant exception found in NASDAQ Listing Rule 5635(c)(4). The market price will be the price of the Company’s Class A Common Stock as traded on Nasdaq to be determined by using the 30-consecutive-trading-day volume weighted average price at the close of market on the day of the grant. This grant will be awarded in PSUs (65%) and RSUs (35%). The PSUs will not vest until the end of a three-year vesting period and are contingent upon the stock price hitting certain performance thresholds at the end of that three-year period using a formula that is consistent with the formula used for PSU grants to others, as determined by the Board.  The RSU’s have a vesting schedule of 1/3rd vesting every 12 months on the anniversary of the grant. This one-time grant shall not be made under the Purple Innovation, Inc. 2017 Equity Incentive Plan but shall be subject to the terms and conditions of that plan.

Responsibilities and Duties:

As part of the management team, you will manage Purple’s business. You will be paid by Purple and be subject to Purple’s policies.

During your employment with Purple, you will devote your full business time, skill, attention, and best efforts to the performance of your duties, subject to customary carve-outs for charitable or religious activities and management of personal affairs that do not materially interfere with the performance of your duties to the company. You will have such duties and authority as is customary for a C-level executive of a publicly traded company with subsidiaries and as determined from time to time by the Chief Executive Officer. You will comply with all lawful rules, policies, procedures, regulations, and administrative directions as they currently exist and subject to any future modifications by Purple.

As the CFO, you will be provided with D&O insurance at the company’s expense.

Corporate Opportunity:

You are required to submit to the Company all business, commercial and investment opportunities or offers presented to you or of which you become aware and that relate to the business of the Company at any time during your employment. Unless approved by the board of directors, you shall not accept or pursue, directly or indirectly, any corporate opportunities on your own behalf.

Cooperation:

You shall both during and after your employment for the Company cooperate with the Company in any internal investigations or administrative, regulatory or judicial proceedings as reasonably request by the Company (including, without limitation, being available upon reasonable notice for interviews and factual investigations, appearing to give testimony without requiring service of a subpoena or other legal process, volunteering all pertinent information and turning over to the Company all relevant documents which are or may come into your possession. The Company will reimburse you for all reasonable out-of-pocket costs incurred by you in this regard.

Work Schedule and Location:

It is understood that this role is a full-time position based in Lehi, UT. However, you will continue to live in New York and will commute to Lehi per a schedule that you and the CEO align on.

Commuting Benefit:

Purple will reimburse all reasonable airfare, hotel, and taxi travel costs necessary for your commute to Purple from New York. Flights should be booked at least two (2) weeks in advance and should be coach. This will continue until you relocate to Utah or for one (1) year from your start date, whichever occurs first.

Relocation Costs:

Purple will pay moving costs related to your relocation to Utah for services incurred within 12 months of your start date. You will need to provide three (3) bids from nationally reputable movers and Purple and you will jointly agree upon which service to use. As part of the relocation benefit, Purple will reimburse two (2) round-trip coach flights for you and your partner, booked at least two (2) weeks in advance.

If needed, Purple will also provide $5,000 (grossed up) to be used for a secondary move (temporary Utah residence to a permanent Utah residence).

Benefits:

During your employment, you will be eligible for Purple employee benefits consistent with the Company’s practices and applicable law and in accordance with the terms of the applicable benefit plans and/or Company policies, as they currently exist and subject to any future modifications in the Company’s discretion, to the maximum extent permitted by applicable law. These benefits currently include health, dental, and vision insurance plans, as well as life insurance. You are eligible for the medical, dental, and vision plan on the first of the month following your date of hire. You are also eligible to participate in our 401(k) plan with a 5% company match on the first of the month following a four-month qualification period.

Paid Time Off Allowance:

PTO: The Company has a Flexible PTO policy. Therefore, you are free to take the PTO that you need, with the support and approval of the CEO.

Wellness/Sick Time: You will be receiving a total of 48 hours of wellness/sick time per year, accrued in accordance with the company's wellness/sick policy.

Holiday: Purple currently provides 10 paid holidays per year.

Purple Perks:

Free Mattress: You will be eligible for a free Purple mattress of your choice, after 30 days of employment per the company’s policy.

Sabbatical: On the anniversary of your 7th year of employment you will be eligible for 4 paid weeks of sabbatical per the company's policy.

Cell Phone Reimbursement: You will receive a $50 monthly stipend toward cell phone reimbursement.

Wellness Reimbursement: You will be reimbursed up to $100 per calendar year for any wellness expenses (gym membership, personal equipment, chiropractic care, etc.), subject to any changes in Purple’s current policy.

At-Will Employment:

This letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time and does not otherwise confer any contractual rights whatsoever. .In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis. As an at-will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice. Similarly, the company is free to conclude its employment relationship with you at any time, with or without cause, or advance notice. At-Will status only may be modified on an individual or collective basis via a written contract or agreement signed by an authorized representative of the Company.

As with any employment at will, all compensations, benefits, work assignments, etc. are subject to change in accordance with the needs of the company, with the exception of any vested contractual rights. In addition, Purple will provide you with the necessary materials and equipment to effectively perform the responsibilities of your position. Any equipment, proprietary information, or other materials must be returned to the company upon termination for any reason.

Drug/Alcohol Testing:

By accepting this offer: You acknowledge yourself as being free of inappropriate drug or alcohol use; and you accept that Purple has a smoke-free workplace policy and a drug/alcohol-free workplace program which could include ongoing random or comprehensive testing of all employees or single employees.

Offer Conditions:

This offer is contingent upon successful results of a lawful background check and drug screen, and your execution of an agreement to protect the intellectual property and other rights of Purple and its affiliated companies. Consideration of any background check will be tailored to the requirements of the job as well as any limitations pursuant to applicable law. By signing below, you acknowledge that you will be required to execute any necessary consents to perform such checks.

This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.

I am confident that you will find this position both challenging and rewarding. We look forward to your contributions and success with Purple. If the terms set forth in this letter are acceptable to you, please sign and date the letter and return. You will then be asked to complete several pre-employment steps, which will be sent by our HR Ops team.

Welcome to Purple!

Sincerely,

Rob DeMartini
Chief Executive Officer
/s/ Rob DeMartini	Sep 19, 2023

I accept this employment offer:

/s/ Todd Vogensen	Sep 19, 2023
Todd Vogensen

Estimated Employment Start Date: The week of October 16th, 2023.

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